Exhibit 99.1

February 2, 2017

Corium Prices Follow-On Offering of Common Stock

MENLO PARK, Calif., Feb. 2, 2017 (GLOBE NEWSWIRE) -- Corium International, Inc. (Nasdaq:CORI), a commercial-stage biopharmaceutical company focused on the development, manufacture and commercialization of specialty transdermal products, today announced the pricing of its underwritten public offering of 6,666,667 shares of common stock at a public offering price of $3.00 per share. Gross proceeds to Corium from this offering are expected to be approximately $20 million. Corium intends to use the net proceeds from this offering for product development and general corporate purposes, which may include funding research and development, increasing its working capital, reducing indebtedness, acquisitions or investments in businesses, products or technologies that are complementary to its own and capital expenditures.

Corium has granted the underwriters a 30-day option to purchase up to an additional 1,000,000 shares of its common stock offered in the public offering. All of the shares will be offered and sold by Corium.

The offering is expected to close on February 7, 2017, subject to customary closing conditions. Cantor Fitzgerald & Co. is acting as the sole book-running manager for the offering.

The public offering is being made pursuant to the shelf registration statement on Form S-3 that was filed by Corium with the Securities and Exchange Commission ("SEC") on May 8, 2015 and declared effective by the SEC on May 21, 2015. A preliminary prospectus supplement and accompanying base prospectus relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC's website at www.sec.gov.  Copies of the preliminary prospectus supplement and the accompanying base prospectus, and when available, the final prospectus supplement and the accompanying base prospectus may also be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Ave., 6th Floor, New York, New York 10022, or by telephone at 212-829-7122, or by e-mail at prospectus@cantor.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy Corium's common stock, nor shall there be any sale of Corium's common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations of offers to buy, or sales of the common stock will only be made pursuant to the registration statement filed with the SEC, including a prospectus and a related prospectus supplement.

About Corium

Corium International, Inc. is a commercial-stage biopharmaceutical company focused on the development, manufacture and commercialization of specialty pharmaceutical products that leverage the company's broad experience with advanced transdermal and transmucosal delivery systems. Corium has multiple proprietary programs in preclinical and clinical development, focusing primarily on the treatment of neurological disorders, with lead programs in Alzheimer's disease. Corium has developed and is the sole commercial manufacturer of seven prescription drug and consumer products with partners Mayne Pharma, Endo Pharmaceuticals and Procter & Gamble. The company has two proprietary transdermal platforms: Corplex™ for small molecules and MicroCor®, a biodegradable microstructure technology for small molecules and biologics, including vaccines, peptides and proteins. The company's late-stage pipeline includes a contraceptive patch co-developed with Agile Therapeutics that has recently completed a confirmatory Phase 3 trial, and additional transdermal products that are being developed with other partners.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein that do not describe historical facts, including, but not limited to, statements regarding the expected gross proceeds of the offering, the anticipated use of proceeds of the offering and the timing of completion of the offering, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, the risks identified in Corium's filings with the SEC, including its Annual Report on Form 10-K for the year ended September 30, 2016, filed with the SEC on December 20, 2016, the prospectus supplement related to the public offering, and subsequent filings with the SEC. Any of these risks and uncertainties could materially and adversely affect Corium's results of operations, which would, in turn, have a significant and adverse impact on Corium's stock price. Corium cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Corium undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Investor and Media Contact:

SMP Communications

Susan M. Pietropaolo

susan@smpcommunications.com

(201) 923-2049